100 Mission Ridge / Goodlettsville, Tennessee 37072-2170 / Telephone: (615) 855-4000 /http://www.dollargeneral.com

NEWS FOR IMMEDIATE RELEASE

DOLLAR GENERAL EXPANDS ITS BOARD OF DIRECTORS

Company Announces Election of Pat Fili-Krushel to Board

Goodlettsville, Tenn., (Oct. 12, 2012) – Dollar General Corporation (NYSE: DG) today announced the election of Pat Fili-Krushel to its board of directors effective October 15, 2012.

“We are excited to welcome Pat to the Dollar General board of directors,” said Rick Dreiling, Dollar General’s chairman and chief executive officer. “Her expertise and experience in operations and strategic growth make her a great addition to our board.  She has a strong track record as a transformational leader, and we look forward to benefiting from her perspectives as we continue to drive the execution of our business and create shareholder value.”

The election of Fili-Krushel to Dollar General’s board will bring the total number of directors to eight, and the total number of independent directors to four. Fili-Krushel will serve on the compensation, nominating and governance committee of Dollar General’s board.  Dollar General plans to have a majority of independent directors on its board by April of 2013.

 Fili-Krushel assumed the role of chairman of NBCUniversal News Group, a division of NBCUniversal Media, LLC, composed of NBC News, CNBC, MSNBC and the Weather Channel in July 2012. She served previously as executive vice president of NBCUniversal with a broad portfolio of functions reporting to her, including operations and technical services, business strategy, human resources and legal. Prior to NBCUniversal, Fili-Krushel was executive vice president of administration at Time Warner Inc. from July 2001 to December 2010. Before joining Time Warner, Fili-Krushel had been CEO of WebMD Health since April 2000. From July 1998 to April 2000, Fili-Krushel was president of the ABC Television Network, and from 1993 to 1998 she served as president of ABC Daytime. Before joining ABC, she had been with Lifetime Television since 1988. Prior to Lifetime, Fili-Krushel held several positions with Home Box Office. Before joining HBO, Fili-Krushel worked for ABC Sports in various positions.

About Dollar General Corporation

Dollar General Corporation has been delivering value to shoppers for more than 70 years. Dollar General helps shoppers Save time. Save money. Every day!(R) by offering products that are frequently used and replenished, such as food, snacks, health and beauty aids, cleaning supplies, basic apparel, house wares and seasonal items at low everyday prices in convenient neighborhood locations. With over 10,200 stores in 40 states, Dollar General has more locations than any other discount retailer in America. In addition to high quality private brands, Dollar General sells products from America's most-trusted manufacturers such as Procter & Gamble, Kimberly-Clark, Unilever, Kellogg's, General Mills, Nabisco, Hanes, PepsiCo and Coca-Cola. Learn more about Dollar General at www.dollargeneral.com.

Investor and Financial Media Contacts:

Mary Winn Gordon

(615) 855-5536

Emma Jo Kauffman

(615) 855-5525